Exhibit 23

McGladrey & Pullen
Certified Public Accountants

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (No. 333-10981) on Form S-3 of Patriot National Bancorp, Inc. of our reports dated March 14, 2008 relating to our audits of the consolidated financial statements and internal control over financial reporting, included in and incorporated by reference in the Annual Report on Form 10-K of Patriot National Bancorp, Inc. for the year ended December 31, 2007.

/S/ McGladrey & Pullen, LLP

New Haven, Connecticut
March 14, 2008

McGladrey & Pullen, LLP is a member firm of RSM International, an affiliation of separate and independent entities.